THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BY DIGITAL INVESTORS, L.L.C. IN FAVOR OF WELLS FARGO BUSINESS CREDIT, INC. DATED AS OF OCTOBER 2, 2001.

PROMISSORY NOTE

$800,000	LAS VEGAS, NEVADA	October 2, 2001

             FOR VALUE RECEIVED, VISEON, INC., a Nevada corporation("Maker"), with its principal place of business at 8700 N. Stemmons Freeway, Suite 310, Dallas, Texas 75247 hereby promises to pay to the order of DIGITAL INVESTORS, L.L.C., a Nevada limited liability companyor its designee ("Payee") at Las Vegas, Clark County, Nevada or at such other place in the State of Nevada as any Holder of this Note may designate in writing, the sum of EIGHT HUNDRED THOUSAND DOLLARS ($800,000), with interest from the date hereof on the Principal Amount from time to time remaining unpaid at the rate of twelve percent (12%) per annum.  Interest on this Note shall be calculated based upon a year of 365 days.  All payments of principal and interest shall be made in lawful money of the United States of America

             This Note is due and payable as follows:  Interest Only shall be due and payable quarterly in arrears.  The first such payment of interest only is due and payable on the 2nd day of January 2002, with a like payment of interest only being due and payable on the 2nd day of each succeeding third month.  On October 1, 2002, all Principal and all accrued but unpaid interest shall be due and payable in full.  All payments hereunder shall be applied first to the payment of interest and then to the outstanding Principal Amount.

             Notwithstanding any other provisions of this Note, in no event shall the amount of interest payable hereon exceed the maximum amount of interest permitted to be charged or payable hereon by applicable law.

             Payments.  All payments hereunder shall be made on or before the due date and shall be delivered to Payee at 16901 Dallas Parkway, Suite 230, Addison, Texas 75001, or at any such other address as payee may designate in writing.

             Special Provisions.  At all times while any amounts remain outstanding under this Note, Payee shall have the right to appoint three (3) members to the Board of Directors of Maker.

             Event of Default.  In case an Event of Default (as defined below) shall occur and shall be continuing, the Principal Amount due and payable as of or prior to the date of the occurrence of such Event of Default but not yet paid shall become (along with all accrued but unpaid interest) immediately due and payable.  For purposes of this Note any Event of Default shall have occurred if:

(i)          Maker shall fail to make any payment pursuant hereto on or before the date when due;

(ii)         Maker fails to perform promptly at the time and strictly in the manner provided in this Note or the Security Agreement, and such failure shall continue for a period of five (5) calendar days after notice;

(iii)        Maker shall (a) execute an assignment for the benefit of creditors, (b) admit in writing its inability to pay its debts generally as they become due, (c) voluntarily seek the benefits of any Debtor Relief Law which could suspend or otherwise effect Payee’s rights hereunder, or (d) take any corporate action to authorize any of the forgoing; and

(iv)       The net worth of the Maker (as determined by its auditors) is less than $ 10,000.

             Acceleration.  If default is made in the payment of any installment of interest due under this Note, the entire principal balance owing hereon shall at once become due and payable, at the option of the Payee(s) without written notice of acceleration to the Maker, which Maker hereby specifically waives.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.  Payee may declare immediately due the entire indebtedness, including the unpaid principal balance on this Note, all accrued unpaid interest and all other amounts, costs and expenses for which Maker is responsible under this Note or pertaining to this Note.

             Waivers.  Maker and any other person who signs, makes, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest, notice of dishonor, notice of intent to accelerate the maturity of this Note, notice of acceleration of the maturity of this Note, diligence in collecting, grace, notice and protest and agree to one or more extensions for any period or periods of time and partial payments before or after maturity without prejudice to theholder.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as Maker, guarantor, accommodation to Maker or endorser, shall be released from liability.  All such parties agree that Payee may renew, extend (repeatedly and for any length of time) or modify this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Payee's security interest in the collateral without the consent of or notice to anyone.

             Usury.  All agreements between the undersigned and the holder hereof, whether now existing or hereafter arising and whether written or oral are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereof exceed the maximum amount permissible under applicable law.  In particular, this section means (among other things) that Maker does not agree or intend to pay, and Payee does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "Charge or Collect"), any amount in the nature of interest or in the nature of a fee for this loan, which would in any way or event (including demand, prepayment, or acceleration) cause Payee to charge or collect more for this loan that the maximum Payee would be permitted to charge or collect by Federal law or the laws of the State of Nevada (as applicable).  Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of this loan, and when the principal has been paid in full, be refunded to Maker.  The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Payee does not intend to charge or collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to Payee for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the loan evidenced by this Note until payment in full so that the rate or amount of interest charged to the account of the loan evidenced hereby does not exceed the applicable usury ceiling.  Payee may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  If for any circumstances whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount the interest payable to the holder hereof shall be reduced to the amount permitted under applicable law; and if for any circumstances, the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and such excess shall be refunded to Maker.  This Section shall control all agreements between Maker and the holder hereof.

             Collateral.  The indebtedness evidenced by this Promissory Note shall be secured pursuant to that certain Security Agreement of even date herewith, executed by Maker in favor of Payee.

             Captions.  The headings are included herein for ease of reference only and shall not be considered in the construction or interpretation of the terms and provisions of this date.

             Attorneys' Fees.  If this Note is placed in the hands of an attorney for collection or if all or any part of the indebtedness represented hereby is proved established or collected in any court or in any bankruptcy receivership, debtor relief, probate or other court proceedings, the Maker agrees to pay reasonable attorney's fees and collection costs to the Payee(s) hereof in addition to the principal and interest payable hereunder.

             Severability.  The inclusion of specific default provisions or rights of Payee shall not preclude Payee's rights to declare payment of this Note on its terms pursuant to common law of any applicable statute. If any part of this Note cannot be enforced, this fact will not affect the remainder of the Note that is enforceable.

             This Note may be prepaid in whole or in part without premium or penalty.

             THIS NOTE HAS BEEN DELIVERED TO AND ACCEPTED BY LENDER IN CLARK COUNTY, NEVADA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.  ANY LEGAL PROCEEDINGS INSTITUTED UNDER THIS NOTE SHALL BE BROUGHT IN CLARK COUNTY, NEVADA.

             IN WITNESS WHEREOF, VISEON, INC. has caused this Note to be dated October 2, 2001, and to be executed on its behalf by its officer thereunto duly authorized.

MAKER:

VISEON, INC.

By:	John Harris
Its:	President